021 Putnam Global Health Care Fund Annual report 02/28/14

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 (000s omitted)

Class A	         4,197


72DD2 (000s omitted)


Class R		        8
Class Y		      190


73A1	(000s omitted)

Class A	   0.215


73A2	(000s omitted)

Class R	   0.108
Class Y	   0.353


74U1 (000s omitted)

Class A	           21,164
Class B		      739
Class C		      588
Class M		      256


74U2 (000s omitted)

Class R		       85
Class Y		      648


74V1

Class A		    $61.63
Class B		    $46.39
Class C		    $52.51
Class M		    $53.44

74V2

Class R		    $59.21
Class Y		    $64.25



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.